Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

Ronald O. Kruse Named Chairman of CVB Financial Corp.

Ontario-October 26, 2012- CVB Financial Corp. (NASDAQ: ‘CVBF’): Ronald O. Kruse was appointed Chairman of the Board of CVB Financial Corp. and Citizens Business Bank, banking subsidiary of CVB Financial Corp.

Mr. Kruse is a founding director of the bank and has served on the Board for 38 years. Prior to his appointment, Ron served as Vice Chairman of the Board. He currently chairs the Balance Sheet Management Committee. In addition to his Board experience and long tenure at CVBF, Ron has an extensive business background and has served on various boards in the agricultural sector.

Mr. Kruse is presently Chairman of two family businesses, Kruse Investment Co., Inc. and Feed Commodities, LLC. From 1974 through 1995, Ron was the majority owner and Chairman and C.E.O. of O.H. Kruse Grain & Milling, one of the largest animal feed manufacturing companies in the country.

Mr. Kruse earned his Bachelor of Science degree in Feed Science with a minor in business in 1962 from Kansas State University.

CVB Financial Corp. is the holding company for Citizens Business Bank, a $6.3 billion financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 41 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.